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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:
Contact at Neurocrine Biosciences:
Paul Hawran or Elizabeth Foster
858-658-7600
Contact at Pfizer:
Mariann Caprino
212-733-4554



               NEUROCRINE, PFIZER ANNOUNCE WORLDWIDE AGREEMENT
                    TO DEVELOP, PROMOTE INSOMNIA TREATMENT

      INDIPLON IN PHASE III DEVELOPMENT FOR MULTIPLE ASPECTS OF INSOMNIA


San Diego, CA, and New York, December 19, 2002 - Neurocrine Biosciences, Inc. (NASDAQ: NBIX) and Pfizer Inc (NYSE: PFE) today announced a global agreement for the exclusive worldwide development and commercialization of indiplon, Neurocrine's Phase III compound for the treatment of insomnia. In addition, Neurocrine will have the opportunity to detail Pfizer's antidepressant Zoloft(R) (sertraline HCl).

Under terms of the collaboration, which is subject to government approval, Neurocrine will receive an initial payment of $100 million and up to $300 million in milestone payments. Pfizer will fund the ongoing development of indiplon and pay royalties on worldwide sales and co-promotion fees in the United States. The companies will collaborate on the clinical development of indiplon and co-promote the product in the United States; Pfizer will hold an exclusive license to develop and market indiplon outside the United States.

Pfizer also will support the creation of a 200-member Neurocrine sales force to reach psychiatrists and sleep specialists. This sales force will detail Zoloft(R) to U.S. psychiatrists after Neurocrine submits the indiplon New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA), which could be as early as year-end 2003. Following the U.S. launch of indiplon, Pfizer will grant Neurocrine a staged $175 million secured short-term credit facility.

"We are excited to have the world's leading pharmaceutical company as our partner in developing and bringing this important new treatment option to patients," said Gary Lyons, President and Chief Executive Officer of San Diego-based Neurocrine. "Indiplon has the potential to become the first sleep medication indicated for multiple features of insomnia."


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"Further, detailing Zoloft(R) in the United States will allow Neurocrine's new sales force to establish relationships with psychiatrists before the launch of indiplon," he said. "As many patients with sleep disorders also suffer from psychiatric conditions, psychiatrists are key providers of care to these patients."

While the prevalence of insomnia is unknown, surveys suggest that up to 50 percent of adults have difficulty sleeping from time to time. The vast majority of people who regularly suffer from the inability to initiate and maintain sleep are untreated and undiagnosed. Insomnia often has a serious impact on a patient's general health and quality of life, including impaired daytime functioning and decreased work productivity.

Indiplon, which Neurocrine licensed from DOV Pharmaceuticals, is a non-benzodiazepine that acts on a specific site of the GABA-A receptor. Indiplon is being studied in both immediate release and modified release formulations to address the problems of sleep initiation and maintenance as well as middle of the night awakenings.

Data have shown that indiplon is both efficacious and well tolerated in achieving rapid sleep induction without next-day residual effects.

"Getting patients to sleep through the night and awake rested and refreshed is the key objective of treatment," said Hank McKinnell, Pfizer chairman and chief executive officer. "We are very pleased to be able to work with Neurocrine on this innovative treatment option. Indiplon has been shown to address the unmet needs of patients who can't fall asleep as well as those who wake in the night."

Neurocrine Biosciences Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. The company's product candidates address some of the largest pharmaceutical markets in the world, including insomnia, anxiety, depression, malignant brain tumors and peripheral cancers, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, stroke, and certain female health disorders.

Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals, and many of the world's best-known consumer brands.

DISCLOSURE NOTICE: The information contained in this document is as of December 19, 2002. Pfizer assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about a product in development that involves inherent uncertainties. The success of this research and development project and the speed with which regulatory authorizations and the launch of the product may be achieved, as well as competitive factors, could affect the actual outcome of this collaboration.

A further list and description of the risks, uncertainties and other matters that could cause the Pfizer's description contained herein to differ materially can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in its periodic reports on Forms 10-Q and 8-K (if any).


SOURCE  Pfizer Inc; Neurocrine Biosciences, Inc.